                                                                      EXHIBIT 1
                            EXCERPTS FROM COMPANY
                            PROXY STATEMENT DATED
                                JUNE 10, 1994

EXECUTIVE COMPENSATION AND OTHER INFORMATION

         The following information is given as to the chief executive officer and the four other most highly paid executive officers of the Company for services rendered in all capacities during the fiscal year ended December 31, 1991, the one month period ended January 31, 1992, the fiscal year ended January 31, 1993 ("fiscal '93") and the fiscal year ended January 31, 1994 ("fiscal '94").

                           SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION                                        LONG-TERM COMPENSATION
                              -------------------                                        ----------------------
                                                                                Restricted     Securities
Name and                                                   Other Annual         Stock          Underlying             All Other
Principal Position       Year         Salary    Bonus      Compensation(2)      Award(s)(3)    Options/SARs (#)      Compensation(4)
- ------------------       ----         ------    -----      ---------------      -----------    ----------------      --------------
Burton A. Dole, Jr.      1994        $320,830   $48,123    $       -            $      -            30,000                 $4,027
 Chairman, President     1993         298,750   268,845            -                   -            30,000                  3,801
 and Chief Executive     Jan 1992      23,750     3,563            -                   -                 -                    487
 Officer                 1991         282,083    42,313        5,329                   -            25,000                  3,263

John R. Morrow           1994         212,054    25,500            -                   -            15,000                  3,846
 Executive Vice          1993         199,337   143,507            -                   -            15,000                  3,704
 President and Chief     Jan 1992      16,000     1,920            -                   -                 -                    338
 Operating Officer       1991         190,000    22,800        1,709                   -            15,000                  3,143

Robert L. Doyle          1994         182,170    19,128            -                   -             7,500                  3,819
 Senior Vice             1993         167,333   108,336       20,888                   -             5,000                  3,582
 President               Jan 1992      13,333     1,400        1,741                   -                 -                    364
                         1991         158,333    16,625        2,428                   -             7,000                  3,143

Thomas E. Jones          1994         170,840    58,748            -                   -             7,500                  3,807
 Senior Vice             1993         149,167   105,718        1,661                   -             7,000                  3,672
 President               Jan 1992      11,667     2,620          138                   -                 -                    253
                         1991         138,336    33,620       14,230                   -             7,000                  3,143

Alexander R. Rankin(5)   1994         136,865    47,903            -              34,125            15,000                  3,433
 Vice President          1993               -         -            -                   -                 -                      -
                         Jan 1992           -         -            -                   -                 -                      -
                         1991               -         -            -                   -                 -                      -

____________________

(1) Compensation deferred at election of executive includable in category and year earned.

(2) Amounts in this column are above-market earnings on deferred compensation accounts maintained in trust accounts in a bank. Such amounts include investment earnings and additional amounts to be paid by the Company in future years based upon earnings and the participants contributions during the year.

(3) A grant of 1,500 shares of restricted stock was made to Mr. Rankin in connection with his employment by the Company on April 1, 1993. The shares have a four-year vesting period with 25% of the stock vesting on the first, second, third and fourth anniversary dates of the award. Mr. Rankin has the right to vote and receive dividends on the shares. The value of the award shown in the table was based on the market value of the shares as of the date of the grant. The market value as of the close of the fiscal year was $30,000.

(4) Amounts in this column include Company matching contributions for fiscal '94 under the Company's 401(k) savings plan as follows: Mr. Dole, $3,432; Mr. Morrow, $3,336; Mr. Doyle, $3,311; Mr. Jones,
       $3,296; and Mr. Rankin, $2,923. The balance shown for fiscal '94 represents insurance premiums for term life insurance for the benefit of such executive officers.

(5) Mr. Rankin was hired by the Company and became an executive officer of the Company in April 1993.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

         The following table provides information on option grants in fiscal 1994 to the named executive officers.1

                                                                                     Potential Realizable Value at
                                                                                     Assumed Annual Rates of Stock
                         Individual Grants                                         Price Appreciation for Option Term(1)
- -----------------------------------------------------------------------------      ----------------------------------
                     Number of       % of Total
                     Securities      Options/SARs
                     Underlying      Granted to     Exercise or
                     Options/SARs    Employees in   Base Price    Expiration
Name                 Granted (#)(2)  Fiscal Year    (S/Sh)        Date              0%(3)       5%(4)       10%(4)
- ----                 ------------    ------------   -----------   ----------        -----       -----       ------
Burton A. Dole, Jr.      30,000          14.0         $22.75       4/1/2003         $0       $429,210   $1,087,470
John H. Morrow           15,000           7.0          22.75       4/1/2003          0        214,605      543,870
Robert L. Doyle           7,500           3.5          22.75       4/1/2003          0        107,303      271,935
Thomas E. Jones           7,500           3.5          22.75       4/1/2003          0        107,303      271,935
Alexander R.  Rankin     15,000           7.0          22.75       4/1/2003          0        214,605      543,870


____________________

(1)      Based on actual term and annual compounding.

(2) Mr. Dole's option is exercisable 15,000 shares on 4/1/94, 10,605 shares on 4/1/95 and 4,395 shares on 1/1/03. Mr. Morrow's option is exercisable 7,500 shares on 4/1/94, 3,105 shares on 4/1/95 and 4,395 shares on 1/1/03. Mr. Doyle's option is exercisable 1,134 shares on 1/1/97 and 4,395 shares on 1/1/98 and 1,971 shares on 1/1/99. Mr.
         Jones' option is exercisable 1,519 shares on 1/1/96, 4,395 shares on 1/1/97 and 1,586 shares on 1/1/98. Mr. Rankin's option is exercisable 4,395 shares on 4/1/94, 4,395 shares on 4/1/95, 4,395 shares on 1/1/96 and 1,815 shares on 1/1/97. However, options may only be exercised as to shares exercisable during employment (except for death, total disability or retirement pursuant to Company retirement plans) and must be exercised within 90 days after termination of employment. All options become immediately exercisable for a period of 30 days preceding certain events that may result in a change of control or liquidation or sale of substantially all of the assets of the Company. The exercise price may be paid by delivery of already-owned shares and tax withholding obligations may be paid by offset of the underlying shares, subject to certain conditions.

(3) No gain to the optionees is possible without an increase in stock appreciation, which will benefit all stockholders.

(4) These amounts represent certain assumed rates of appreciation only and have no correlation to current or future market conditions.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                 The following table provides information on options exercised in fiscal '94 by the named executive officers and the value of such officers' unexercised options at January 31, 1994.


                                                            Number of Securities        Value of Unexercised
                          Shares Acquired  Value            Underlying Unexercised      In-the-Money Options/
Name                      on Exercise (#)  Realized(1)      Options/SARs at FY-End (#)  SARs at FY-End(*)
- ----                      ---------------- -----------      --------------------------  -------------------------
                                                            Exercisable/Unexercisable   Exercisable/Unexercisable
                                                            --------------------------   -------------------------
Burton A. Dole, Jr.             None          None           104,848/79,052               $131,096/None
John H. Morrow                  4,947      $62,755            59,133/46,367                236,795/None
Robert L. Doyle                 None          None            18,615/17,885                   None/None
Thomas E. Jones                 1,000       10,690            23,900/14,500                   None/None
Alexander R. Rankin             None          None              None/15,000                   None/None

______________

(1) Market value of underlying securities at exercise, minus the exercise or base price.

(*) Based on the closing stock price on January 31, 1994 of $20.00 per share, minus the exercise or base price.

DIRECTOR COMPENSATION

                 Directors who are not employees of the Company are compensated with a retainer fee of $13,000 per annum plus $3,000 per annum for serving as a member on each committee, plus an additional $1,000 per committee membership if the director serves as chairman. Separate fees for attendance at meetings of the Board and committees are not paid. Directors are eligible for group term life insurance of $50,000 paid for by the Company.

                 The Company also maintains a retirement plan for non-employee directors that provides for payments to a retiring director who has completed a minimum of five years of continuous service and attained the age of 60. Such payments will equal the larger of the annual retainer currently in effect at the time of retirement or the highest average annual retainer and committee fees paid to such director during the three immediately preceding years. The payment will be reduced by 10% per year for each year of service less than ten years.

                 During fiscal '94, the Company also paid Dr. Larson $3,000 for his services as a member of the Company's Medical Advisory Board and $25,737 for consulting services relating to the Company's continuous blood gas analyzer products.

RETIREMENT BENEFITS

                 The Company maintains a qualified defined benefit pension plan, the Restated Puritan-Bennett Pension Plan (the "Retirement Plan"), in which Mr. Dole, Mr. Morrow, Mr. Doyle, Mr. Jones and Mr. Rankin are participants. The Company also maintains a nonqualified supplemental pension plan for designated executive officers, the Puritan-Bennett Corporation Supplemental Retirement Benefit Plan (the "Supplemental Retirement Plan"), which provides benefits that would otherwise be denied participants in the Retirement Plan by reason of certain Internal Revenue Code limitations on qualified plan benefits. Messrs. Dole, Morrow, Doyle and Jones are participants in the Supplemental Retirement Plan.

                 The following table shows the estimated maximum annual pension benefits payable to employees, including executive officers, upon retirement at age 65, in various remuneration and years-of-service classifications assuming the election of a retirement benefit payable as a straight life annuity and assuming they are covered by both the Retirement Plan and the Supplemental Retirement Plan.

                                YEARS OF SERVICE

Remuneration         10 Years       15 Years       20 Years      25 Years       30 or More Years
- ------------         --------       --------       --------      --------       ----------------

  $100,000           $14,670        $22,005        $29,340       $36,675             $44,010
   200,000           120,000        120,000        120,000       120,000             120,000
   300,000           180,000        180,000        180,000       180,000             180,000
   400,000           240,000        240,000        240,000       240,000             240,000
   500,000           300,000        300,000        300,000       300,000             300,000

                 Covered compensation includes salary, bonus (both as reported in the Summary Compensation Table) and other amounts reported on Treasury Form W-2 plus elective contributions under 401(k) and 125 plans and excludes all reimbursements or other expense allowances, fringe benefits, moving expenses and deferred compensation. The calculation of retirement benefits under the Plans generally is based upon average earnings for the highest five consecutive years. Sections 401(a)(17) and 415 of the Internal Revenue Code limit the amount of compensation that may be considered in computing benefits under a qualified retirement plan. For 1993, the maximum amount of compensation allowed for use in calculating an individual's pension benefits under the Retirement Plan was $235,840. For 1994, such maximum amount is $150,000.

                 The compensation for the 12 months ended December 31, 1993, covered by the plans for the persons named in the Compensation Table was: Mr. Dole, $416,291; Mr. Morrow, $263,436; Mr. Doyle, $222,522; Mr. Jones, $204,888
and Mr. Rankin, $184,987.

                 Those executive officers named in the Summary Compensation Table have years of credited service under the Plans as follows: Mr. Dole
(14), Mr. Doyle (10), Mr. Jones (20), Mr. Morrow (15) and Mr. Rankin (1). The above annual pension benefits are not subject to any deduction for Social Security or other offset amounts.

EMPLOYMENT CONTRACT AND TERMINATION OF
EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

                 The Company has a five-year employment agreement with its President, Burton A. Dole, Jr., which is automatically extended for an additional one-year period on each anniversary date of his employment. In the discretion of the Board of Directors, the minimum annual compensation may be increased during the term of the agreement. The minimum annual compensation under this agreement is currently $340,000. In addition, Mr. Dole participates in the Company's Management Incentive Bonus Plan, and the Company will be obligated to pay Mr. Dole upon his termination without cause, or upon his election to terminate the agreement in the event that the Company participates in a merger or consolidation wherein it is not the surviving corporation or in the event that the Company liquidates, dissolves or disposes of substantially all of its assets, the amount of compensation at his minimum annual rate then in effect for five years. Further, Mr. Dole has the option to terminate the agreement if any other corporation, person, entity or group thereof acting in concert shall acquire control of 50% or more of the capital stock of the Company, in which event, or in the event of Mr. Dole's death, the Company will be obligated to pay Mr. Dole or his estate, an amount equal to three years' compensation at the minimum annual rate then in effect. The amounts paid to Mr. Dole under this agreement for fiscal '94 are included in the Compensation Table above.

INDEBTEDNESS OF MANAGEMENT

                 During fiscal '94, the Company had outstanding to Robert Doyle, an executive officer of the Company, a 17-year mortgage loan in an amount of $178,995, bearing contingent interest equal to 19.16% of the net appreciated value of the mortgaged property, that is due and owing to the Company upon the occurrence of any one of certain events described in the loan note, including the sale or transfer of the property encumbered. This loan enabled Mr. Doyle to purchase a personal residence necessitated by his relocation, at the Company's request, during 1989 to an area of the country that was experiencing at the time unusually high real estate values. In addition, Mr. Doyle had an outstanding demand loan during fiscal '94 of $30,000, bearing interest at 7% per year, for personal purposes.

                 Mr. Rankin, an executive officer of the Company, had an outstanding swing loan of $325,000, bearing interest at 7% per year, for the purchase of his residence. This loan was repaid by the end of the year.

                 Beginning fiscal '94, the Company had outstanding to David Niles, an executive officer of the Company, a 17-year mortgage loan in an amount of $130,047, bearing contingent interest equal to 47.4% of the net appreciated value of the mortgaged property, that is due and owing to the Company upon the occurrence of any one of certain events described in the loan note, including the sale or transfer of the property encumbered. This loan enabled Mr. Niles to purchase a personal residence necessitated by his relocation, at the Company's request, during 1990 to an area of the country that was experiencing at the time unusually high real estate values. Mr. Niles made principal payments of $26,010 during fiscal '94 on this loan and the remaining balance of this loan was forgiven in connection with another relocation at the request of the Company during fiscal '94.

SECURITY OWNERSHIP OF MANAGEMENT

                 The following information is given as to the beneficial ownership of shares of Common Stock of the Company by the above-named executive officers, by all the directors and by all of the executive officers and directors as a group as of April 26, 1994.

Name                                                        No. of Shares            Percent of Class(*)
- ----                                                        -------------            -------------------

Burton A. Dole, Jr.(1),(2). . . . . . . . . . . . . . . . . . .  238,200                    1 .9
John H. Marrow(1),(3) . . . . . . . . . . . . . . . . . . . . . . 92,070
Robert L. Doyle, Jr.(1),(4) . . . . . . . . . . . . . . . . . . . 28,018
Thomas E. Jones(1),(5)  . . . . . . . . . . . . . . . . . . . . . 45,543
Alexander R. Rankin(1),(6)  . . . . . . . . . . . . . . . . . . .  8,595
Andre F. Marion(1)  . . . . . . . . . . . . . . . . . . . . . . . .  200
C. Philip Larson, Jr. M.D.(1) . . . . . . . . . . . . . . . . . .  1,400
Charles A. Dubec(1) . . . . . . . . . . . . . . . . . . . . . . .  4,000
Frank P. Wilton(1)  . . . . . . . . . . . . . . . . . . . . . . .  1,100
Daniel C. Weary(1)  . . . . . . . . . . . . . . . . . . . . . . . 21,000
Thomas A. McDonnell(1)  . . . . . . . . . . . . . . . . . . . . .  2,500
All Directors and Executive Officers as a Group(7)  . . . . . .  498,320                    4 .0





__________________________________
(*) Percentages are omitted for persons who have less than 1% of the shares outstanding.

(1) Beneficial owner indicated has sole voting and investment power except that
    C. Philip Larson, Jr. M.D. shares voting and investment power with respect to his shares. In addition, shares credited to officers in the Retirement Savings & Stock Ownership Plan are included in the table as of March 31, 1994. Additional shares may have been accumulated since that date and participants in that Plan do not have investment power over all of the shares credited to their accounts. Beneficial ownership of shares held by the immediate families or family trusts of the executive officers and directors has been, or is being, specifically disclaimed by certain nominees, directors and officers in ownership reports filed with the SEC.

(2) Includes 130,927 shares held under options exercisable within 60 days and 15,000 shares of restricted stock.

(3) Includes 66,633 shares held under options exercisable within 60 days and 7,500 shares of restricted stock.

(4) Includes 18,615 shares held under options exercisable within 60 days and 3,750 shares of restricted stock.

(5) Includes 24,476 shares held under options exercisable within 60 days and 4,000 shares of restricted stock.

(6) Includes 4,395 shares held under options exercisable within 60 days and 3,625 shares of restricted stock.

(7) Includes 290,432 shares issuable upon exercise of stock options exercisable within 60 days and 37,625 shares of restricted stock.